As filed with the Securities and Exchange Commission on December 11, 2025

Registration No. 333-282051
Registration No. 333-233676

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS NO. 1 TO
FORM S-3
REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933

MODIVCARE INC.
(Exact name of registrant as specified in its charter)

Delaware	86-0845127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6900 E. Layton Avenue, 12th Floor
Denver, Colorado 80237
(720) 258-2130
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

L. Heath Sampson
President and Chief Executive Officer
ModivCare Inc.
6900 E. Layton Avenue, 12th Floor
Denver, Colorado 80237
(720) 258-2130
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

ModivCare Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to Registration Statement No. 333-282051 on Form S-3, which was previously filed by the Registrant with the Securities and Exchange Commission and became effective on September 23, 2024, and to Registration Statement No. 333-233676 on Form S-3, which was previously filed by the Registrant with the Securities and Exchange Commission and became effective on September 18, 2019 (collectively, the “Registration Statements”). These Post-Effective Amendments are being filed to deregister any and all securities registered but unsold as of the date hereof under the Registration Statements.

On August 20, 2025, the Registrant commenced voluntary cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, providing for a court-administered reorganization pursuant to the terms of a restructuring support agreement and restructuring term sheet outlining a proposed financial restructuring.
In connection with the Chapter 11 Cases, the Registrant has terminated all offerings pursuant to the Registration Statements. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance and remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered under the Registration Statements but which remain unsold or unissued as of the date hereof. The Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 11, 2025.

ModivCare Inc.

By:	/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints L. Heath Sampson, Rebecca Orcutt, and Faisal Khan, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to these Post-Effective Amendments to the Registration Statements, and to sign any registration statement for the same offerings covered by these Post-Effective Amendments to the Registration Statements that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ L. Heath Sampson L. Heath Sampson	Director, President and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	December 11, 2025

/s/ Rebecca Orcutt Rebecca Orcutt	Chief Accounting Officer (Principal Accounting Officer)	December 11, 2025

/s/ Leslie V. Norwalk Leslie V. Norwalk	Chairperson of the Board	December 11, 2025

/s/ Todd J. Carter Todd J. Carter	Director	December 11, 2025

/s/ Alec Cunningham Alec Cunningham	Director	December 11, 2025

/s/ Erin L. Russell Erin L. Russell	Director	December 11, 2025

/s/ Daniel B. Silvers Daniel B. Silvers	Director	December 11, 2025